EXHIBIT 10.3

SEVERANCE AND CHANGE IN CONTROL AGREEMENT




        AGREEMENT effective as of November 17, 1997 between GALOOB TOYS, INC. (the "Corporation") and MARK D. GOLDMAN (the "Executive").

        WHEREAS, the Executive is currently employed by the Corporation in an executive or key management position capacity and is currently serving as President and Chief Executive Officer, as a member of the Board of Directors and as a member of the Executive Committee of the Board of Directors; and

        WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Corporation and Executives agree as follows:

        1. Term of Agreement. The term of the Agreement shall be deemed to have commenced as of November 17, 1997 and shall continue indefinitely unless terminated by either the Executive or the Corporation subject to the conditions set forth in Section 3 hereto.

        2. Position. During the term hereof, the Executive shall continue to serve as an officer or key management employee of the Corporation with the office or position, duties and responsibilities as follows: President and Chief Executive Officer of the Corporation responsible for managing, planning and directing the performance, operation and all other aspects of the Corporation; member of the Board of Directors; and member of the Executive Committee or any other committee, regardless of name, having authority similar to or greater than that currently vested in the Executive Committee.

        3. Termination of Employment. The termination of the employment of the Executive during the period of this Agreement may occur, under this Agreement, in one of the following ways:

                a.      By the Corporation.     The Corporation may terminate
the employment of the Executive with "cause." Termination shall be defined to be for "cause" only if:

                        (1)     The Executive knowingly and willfully breaches
or habitually   neglects material duties and responsibilities within
the course and scope of his authority   as Chief Executive Officer and
President of the Corporation; provided, however, the Board of Directors shall have given the Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure such conduct, if curable, within thirty (30) days following receipt of such notice.


                      (2) The Executive knowingly and willfully commits an act of dishonesty, fraud, or misrepresentation which is monetarily materially adverse to the Corporation.

                b. By the Executive. The Executive may terminate his employment at any time during the period of this Agreement:

                        (1)     For any reason, including retirement; or

                        (2) For "good reason." Termination shall be deemed for "good reason" if:

                                (a)     the Corporation makes, or the
stockholders make, a material change in the Executive's duties, responsibilities or authority, without his express written consent, or any change which would cause the Executive's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes therefor described in Section
2;

                                (b)     the Corporation reduces the Executive's
base annual salary or annual cash incentive compensation bonus formula; or

                                (c)     any of the following events shall occur
(each such event shall be referred to hereinafter as a "Change in Control" of the Corporation and shall be deemed to occur as of the first date on which any of the following events occur):

                                (i)     A Person shall, in a transaction to
which the Corporation is not a party, become the direct or indirect Beneficial Owner of securities of the Corporation representing twenty five percent (25%) or more of the combined voting power of the issued and outstanding common stock voting securities of the Corporation ("Significant
Owner"). For purposes of this Agreement, the terms "Person" and "Beneficial Owner" shall be given the definitions contained in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

                                (ii)    (A)     Directors who constituted the
Board of Directors on January 1, 1997, and any other individual(s) who becomes a director subsequent to the date of this Agreement whose election as a director was initially approved by at least a majority of directors who comprised the Board of Directors as of the date of such election or nomination ("incumbent Directors"), comprise two-thirds
(2/3) or less of the Board of Directors; or (B) the Corporation or the Board of Directors elects or appoints anyone other than the Executive as Chairman of the Board; or
(C) notwithstanding anything else in this Agreement, including approval by the majority of Incumbent Directors, if the Corporation is a party to a transaction resulting in a Person becoming the direct or indirect Beneficial Owner of the securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the issued and outstanding common stock voting securities of the Corporation, and, in conjunction with the transaction or in a period twelve (12) months from the date of that transaction, one-third (1/3) or more of the Board of Directors is composed of directors who were not Incumbent
Directors prior to such transaction, or during the period commencing twenty-four (24) months from the date of such transaction, one-half (1/2) or more of the Board of Directors is composed of directors who were not Incumbent
Directors prior to such transaction.

                        (iii)   The Corporation's common stock, par
value $.01 per share, shall cease to be publicly traded.

                       (iv)    A sale of all or substantially all
of the assets of the Corporation.

                       (v)     The Board of Directors shall approve
any merger,   consolidation, or like business
combination or reorganization of the Corporation, the consummation of which would result in the occurrence of any event described in clause (ii) or (iii) above, and such transaction shall have been consummated.

                c. By Death or Disability. This Agreement shall terminate upon the death of the Executive. In addition, if the Executive shall be prevented during the term of this Agreement from properly performing services hereunder by reason of a disability, this Agreement may be terminated as hereinafter provided. "Disability" shall mean that, as a result of the Executive's incapacity due to physical or mental illness or injury, the Executive has been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months and within thirty (30) days after written notice of termination due to a Disability is given to the Executive by the Corporation, he has not returned to the full-time performance of his duties for a period of at least 14 consecutive days, whereupon this Agreement and Executive's employment will be terminated. Any question as to the existence of Disability shall be determined by a qualified independent physician selected by the Executive (or, if he is unable to make such selection, such selection shall be made by any adult member of the Executive's family) and approved by the Corporation. The written determination of such physician shall be final and conclusive for purposes of this Agreement.

        4. Consequences of Termination. The termination of the employment of the Executive will cause the following results:

                a. If the termination is by the Corporation for cause or is by the Executive for any reason other than for good reason, the Corporation will pay the Executive within five (5) days after the date of termination any unpaid compensation for services performed prior to the date of termination and the amount of any accrued but unused FTO or vacation time to which the Executive may be entitled to under the Corporation's vacation plan and any amounts to be paid to the Executive pursuant to any deferred compensation plan. Except as provided in the preceding sentence, and except for other payments routinely owed to the Executive by the Corporation for such items as travel and expense reimbursement, the Corporation shall have no further obligations to the Executive under this Agreement or otherwise; or

                b. If the termination is by the Corporation for other than cause prior to a Change in Control, or by the Executive for good reason prior to a Change in Control, the Corporation shall pay the Executive within five (5) days after the date of termination, a lump sum payment equal to three times the Executive's annualized current base compensation and:

                        (1) pay three times an amount equal to the largest dollar bonus paid (including, for this purpose, any bonus amount that was deferred by Executive) in the last five years, including the year in which the Executive's termination of employment occurs. The term "bonus" herein shall include regular annual bonus payments, any annual super performance bonus payments, and any other designated annual (as opposed to long term) bonus payments. The amount determined pursuant to the first sentence of this paragraph 4.b.(1) above shall be hereinafter referred to as the "Owed Bonus"; and

                (2) pay a lump sum amount equal to three times the annual car allowance in effect for the Executive at the time of termination and a lump sum amount equal to three times the annual insurance, maintenance, and gasoline costs incurred for the Executive's vehicle during the Executive's last full year of employment with the Corporation; and

(3) the corporation shall continue all medical, health and welfare and insurance benefits that were in effect and in which the Executive participated as of the date of termination for a period of thirty-six (36) months from the date of termination; the provisions and conditions covering the foregoing benefits, including the amount of any contributions to be made by the Executive on a monthly or other periodic basis, will be governed by the various benefit plans as they are in effect from time to time.

                c. If the termination is by the Corporation for other than cause within the twenty-four (24) months following a Change in Control, or by the Executive for good reason within twenty-four (24) months following a Change in Control, the Corporation shall pay to the Executive within five (5) days after the date of termination, a lump sum payment equal to three times the Executive's annualized current base compensation and three times the Owed Bonus; and

(1)     pay a lump sum amount equal to $948,400
("Special Payment") plus the Corporation shall make a payment to the Executive ("Make-Whole Payment") in such an amount as to pay any income taxes and employment taxes on the Special Payment; any income taxes and employment taxes on the Make-Whole Payment; and the value of the lost tax benefit caused by the loss of any tax deduction resulting from the receipt of the Special Payment and/or the Make-Whole Payment;
(2) pay a lump sum amount equal to three times the annual car allowance in effect for the Executive at the time of termination and a lump sum amount equal to three times the annual insurance, maintenance, and gasoline costs incurred for the Executive's vehicle during the Executive's last full year of employment with the Corporation;

                        (3) the Corporation shall continue all medical, health and welfare and insurance benefits that were in effect and in which the Executive participated as of the date of termination for a period of thirty-six (36) months from the date of termination; the provisions and conditions covering the foregoing benefits, including the amount of any contributions to be made by the Executive on a monthly or other periodic basis, will be governed by the various benefit plans as they are in effect from time to time; and

                        (4) if the Amended and Restated Promissory Note - Balloon Payment, dated November 17, 1997, between the Corporation, as the Lender, and the Executive and his spouse, as the Borrower
(a copy of which is attached hereto and made a part hereof as Exhibit A) (the "Note") is forgiven and released in accordance with the provisions of paragraph 3(c)(iii) of the Note, then as between the Corporation and the Executive it will be deemed that the forgiveness and release of the Note would subject the Executive and the Borrower to taxes on the total amount that is forgiven and released ("Taxable Amount") and, therefore, the Corporation shall make a payment to the Executive within five (5) days after the effective date of such forgiveness and release
("Other Make-Whole Payment") in such an amount as to pay any income taxes and employment taxes on the Taxable Amount; any income taxes and employment taxes on the Other Make-Whole Payment;
and the value of the lost tax benefit caused by the loss of any tax deduction resulting from the receipt of the Taxable Amount and/or the Other Make-Whole Payment.

                        (5) Appendix 1 to this Agreement, attached hereto and made a part hereof, presents the computation of the Make-Whole
Payment and the Other Make-Whole Payment pursuant to Sections
4c(1) and (4) above, respectively. Appendix 1 is intended to set forth the amount of the Make-Whole Payment and the Other Make-
Whole Payment, as the case may be, under current law, and it is intended that any pertinent changes in the law that impact the methodology used to compute these Payments would require the Corporation and the Executive to agree on the appropriate modification(s) to Appendix 1.

                d. Nothing in this Agreement shall prevent the Executive from receiving any benefits to which the Executive may be entitled under any plan or program of the Corporation, except any severance pay benefits for which the Executive may otherwise be eligible under any plan, program or policy of the Corporation other than this Agreement.

e.      (1)     Notwithstanding anything to the contrary
contained herein, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive including the value of the Taxable Amount in Section 4(c)(4) above, (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or by operation of other agreements or undertakings (including option agreements)), but determined without regard to any additional payments required under this Section 4.e. (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 as amended (the "Code"), or any comparable Federal, state or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall be in such amount as to pay the Excise Tax, any excise tax imposed by Code Section 4999 on the Gross-Up Payment, any income taxes and employment taxes (including, without limitation, penalties and interest) on the Gross-Up Payment, and the value of the lost tax benefit caused by the loss of any tax deduction resulting from the receipt of the Gross-Up Payment. An example under current law under which Executive could lose the benefit of tax deductions to which the Executive might otherwise be entitled because of the receipt of a Gross-Up Payment is the overall limitation on itemized deductions under Code Section 68. This example of the loss of tax deduction is intended to be illustrative and is not intended to be exclusive. Appendix 2 to this Agreement attached hereto and made a part hereof, presents an illustrative example of the operation of the Gross-Up Payment. Appendix 2 is only intended to present an illustration of the methodology to use to compute the Gross-Up Payment under current law and it is intended that changes in the law may impact the methodology used to compute the Gross-Up Payment.

                        (2) All determinations required to be made under this Section 4.e., including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by Price Waterhouse or any other nationally recognized accounting firm which is the Corporation's outside auditor at the time of such determination, which firm must be reasonably acceptable to the Executive (the "Accounting Firm"). The Corporation shall cause the Accounting Firm to provide detailed supporting calculations to the Corporation and the Executive within fifteen (15) business days after a notice is given by the Executive to the Corporation that there has been a Payment, or such earlier time as is requested by the Corporation.
Within two (2) business days after said notice is given to the Corporation, the Corporation shall instruct the Accounting Firm to timely provide the data required by this Section 4.e. to the Executive.
All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this
Section 4.e., shall be paid by the Corporation to the Internal Revenue Service ("IRS") and/or other appropriate taxing authority on the Executive's behalf within five (5) days after receipt of the Accounting Firm's determination. If the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion that failure to disclose or report the Excise Tax on the Executive's Federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Corporation that should have been made ("Underpayment") or that Gross-Up Payments have been made that should not have been made ("Overpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section
4.e.(3) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of Underpayment, if any, that has occurred along with any required interest and/or penalties thereon, and any such Underpayment along with any required interest and/or penalties thereon, shall be promptly paid by the Corporation to the IRS or other appropriate taxing authority on the Executive's behalf or, if such Underpayment has been previously paid by the Executive, the Corporation shall pay such Underpayment to the Executive. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive, effective as of the date the Overpayment was made, with interest at the applicable Federal rate provided for in Section 7872(r)(2) of the Code, due and payable on the later to occur of (i) ninety (90) days after written demand to the Executive by the Corporation; (ii) the date such Overpayment has been refunded by the IRS to the Executive or (iii) the date such Overpayment has been deducted by the Executive from Federal and State income taxes and such deduction has reduced the Executive's tax payments by a like amount; provided, however, that the Executive shall have no duty or obligation whatsoever to repay said loan unless the Executive's receipt of the Overpayment, or any portion thereof, is includible in the Executive's income and the Executive's repayment of same is deductible by the Executive for Federal and state income tax purposes.

                        (3) The Executive shall notify the Corporation in writing of any claim by the IRS or state or local taxing authority that, if successful, would result in any Excise Tax or an Underpayment
("Claim"). Such notice shall be given as soon as practicable but no more than sixty (60) business days after the Executive is informed in writing of the Claim and shall apprise the Corporation of the nature of the Claim, the administrative or judicial appeal period, and the date on which any payment of the Claim must be paid. The Executive shall not pay any portion of the Claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any amount under the Claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the Claim, the Executive shall:

                                (a)     give the Corporation any information
reasonably requested by the Corporation relating to the Claim;

                                (b)     take such action in connection with
contesting the Claim as the Corporation shall reasonably request in writing from time to time, including without limitation, accepting legal representation concerning the Claim by an attorney selected by the Corporation who is reasonably acceptable to the Executive; and

                                (c)     cooperate with the Corporation in good
faith in order to effectively contest the Claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and reasonable attorneys' fees) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax
(including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Section 4.e., except as provided below, the Corporation shall control all proceedings concerning such contest and, at its sole option, may pursue or forego any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the Claim.
At the written request of the Corporation and upon payment to the Executive of an amount at least equal to the Claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court ("Additional Sum") the Executive shall pay same and sue for a refund. The Executive agrees to prosecute any contest of a Claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine;
provided, however, that if the Corporation requests the Executive to pay the Claim and sue for refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax
(including, without limitation, interest, penalties thereon, or lost deductions) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitation relating to assessment of any Excise Tax for the taxable year of the Executive which is the subject of the Claim is to be limited solely to the Claim. Furthermore, the Corporation's control of the contest shall be limited to issues for which a Gross-Up
Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                        (4) If, after the receipt by the Executive of any amount advanced by the Corporation pursuant to Section 4.e.(3) above, the Executive receives any refund of a Claim and/or any Additional Sum, the Executive shall promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 4.e.(3) above, a final determination or a non-final determination is made by the taxing authority that the Executive shall not be entitled to any refund of the Claim (and, in the case of a non-final determination, the Corporation does not notify the Executive in writing of its intent to contest such denial of refund of a Claim prior to the expiration of thirty (30) days after such determination), then the portion of such advance attributable to a Claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a Claim shall offset, to the extent thereof, the amount of the Underpayment required to be paid by the Corporation to the Executive. A "final determination" shall occur when a court of appellate jurisdiction shall have finally adjudicated a claim or when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contention on appealing same has expired.

        5. Income Tax Withholding. The Corporation may withhold from any benefits payable under this Agreement any Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

        6. Confidentiality. Executive covenants and agrees to regard and preserve as confidential all proprietary information and trade secrets that have been or may be obtained by the Executive in the course of his employment with the Corporation.

        7. Stock Options. In the event of a Change in Control, unless the employment of the Executive is terminated for Cause, (i) all then outstanding stock options granted to the Executive under the Amended and Restated 1984 Employee Stock Option Plan and the 1994 Senior Management Stock Option Plan shall become immediately exercisable without regard to any installment or vesting provisions that may have been made part of the terms and conditions of such options. If the Executive terminates his employment with the Corporation for good reason within 24 months following a Change in Control, or if the Executive is terminated by the Corporation within 24 months following a Change in Control other than for Cause, any and all then outstanding stock options and stock appreciation rights granted to such employee under the 1996 Share
Incentive Plan shall become immediately exercisable.

        8.      General

                (a) Subject to the second sentence hereof, the Corporation shall pay to the Executive reasonable attorneys' fees that may be incurred by the Executive in enforcing the terms of this Agreement. If litigation or an arbitration proceeding ensues, and the Executive prevails in such litigation or arbitration, the Corporation shall promptly reimburse the Executive for his attorneys' fees and disbursements, costs and expenses ("Costs") incurred in such litigation or arbitration proceeding, plus interest on such Costs from the date they are incurred by the Executive, and pay prejudgment interest on any money judgment obtained by the Executive, such interest on such Costs and such prejudgment interest to be calculated at the base rate of interest charged from time to time by Citibank, N.A. from the date that payment should have been made under this Agreement.

                (b) The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. The
Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment and if Executive obtains such other employment, any compensation earned by Executive pursuant thereto shall not be applied to mitigate any payment made to Executive pursuant to this Agreement except as expressly provided herein.

                (c) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by written agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 8(c), or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                (d) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

                (e) For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

        Mark D. Goldman
        2320 Vallejo Street
        San Francisco, CA  94123

If to the Corporation:

        Galoob Toys, Inc.
        500 Forbes Blvd.
        South San Francisco, California  94080
        Attn:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                (f) This Agreement shall constitute the entire agreement between the Executive and the Corporation concerning the subject matter hereof, and performance of its obligations hereunder by the Corporation shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert or claim against the Corporation or any of its directors, stockholders, officers or employees on account of any termination. This Agreement supersedes the severance agreement, dated October 27, 1994, between the Corporation and the Executive, and such agreement is hereby terminated and of no further force or effect. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to and not in lieu of any other plan providing for payments to or benefits for the Executive or any agreement now existing or which hereafter may be entered into between the Corporation and the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the provisions, principles, or policies thereof relating to choice or conflict of laws.

                (g) The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                (h) Except as otherwise explicitly provided herein, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.
Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance in a court of law, of his right to be paid as provided in this Agreement in the event of any dispute.

                (i) The masculine or neuter gender shall include the feminine gender. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GALOOB TOYS, INC.



By:
Name:                                                   Mark D. Goldman
Title:


mgsever

CALCULATION OF GROSS-UP FACTOR                          APPENDIX 2
AND PROOF OF GROSS-UP PAYMENT

ASSUMPTIONS:

FEDERAL INCOME TAX RATE                          39.600%
ADJUSTMENT TO FEDERAL RATE FOR
        ITEMIZED DEDUCTION PHASE OUT              1.188%
GOLDEN PARACHUTE EXCISE TAX RATE                 20.000%
MEDICARE PORTION OF FICA TAX RATE                 1.450%
STATE INCOME TAX RATE                             9.300%
EXCISE TAX LIABILITY BEFORE GROSS UP           $100,000
CALCULATION OF GROSS-UP FACTOR:
FEDERAL INCOME TAX RATE                          39.600%
ADJUSTMENT FOR ITEMIZED DEDUCTION
        PHASE OUT                                 1.188%

GOLDEN PARACHUTE EXCISE TAX RATE                 20.000%
MEDICARE PORTION OF FICA TAX RATE                 1.450%
STATE INCOME TAX RATE   NET OF TAX
        BENEFIT (9.3% X [1 -  .396])              5.617%


SUM OF APPLICABLE TAX RATE                       67.855%

GROSS-UP FACTOR (1 / [1 - .67855])              3.11092



PROOF:

EXCISE TAX ON EXCESS PARACHUTE PAYMENTS (SEE ABOVE)            $100,000
GROSS-UP FACTOR                                                 3.11092
                                                             -----------
GROSS-UP PAYMENT (EXCISE TAX x GROSS-UP FACTOR)                $311,092

COMPONENTS OF GROSS UP:

FEDERAL INCOME TAX ON GROSS-UP PAYMENT (40.788%)
        (40.788% OF GROSS-UP PAYMENT)                          $126,888

GOLDEN PARACHUTE EXCISE TAX ON EXCESS
        PARACHUTE PAYMENT (20% [SEE ABOVE])                    $100,000
GOLDEN PARACHUTE EXCISE TAX ON GROSS-
        UP PAYMENT (20% OF GROSS-UP PAYMENT)                     62,218
FICA MEDICARE TAX ON GROSS-UP PAYMENT
        (1.45% OF GROSS-UP PAYMENT)                               4,511

STATE INCOME TAX (NET) ON GROSS-UP
        PAYMENT (5.617% OF GROSS-UP PAYMENT                      17,475

TOTAL TAXES GROSSED UP                                         $311,092